EXHIBIT 99.1

Edesa Biotech Reports Fiscal 1st Quarter 2022 Results

TORONTO, ON / ACCESSWIRE / February 14, 2022 / Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on inflammatory and immune-related diseases, today reported financial results for the three months ended December 31, 2021 and provided an update on its business.

During the quarter, Health Canada approved the Phase 3 design of a Phase 2/3 clinical study evaluating the company’s monoclonal antibody, designated EB05, as a rescue therapy for critically ill patients with a life-threatening form of respiratory failure known as ARDS. The authorization follows Phase 2 results that demonstrated a significant reduction in mortality among critically ill Covid-19 patients treated with EB05.

Par Nijhawan, MD, Chief Executive Officer of Edesa, said that the promising EB05 results provide an opportunity for the company to play a significant role in building a lasting solution to the pandemic, as Covid becomes endemic and governments focus more on treatments for those who become hospitalized.

“Our expectation is that Covid-19 cases are going to continue to drive ARDS-related ICU admissions well beyond historical levels for the foreseeable future. There’s a significant and urgent unmet medical need for critical care treatments and we believe that EB05 could become an important part of reducing mortality and improving ICU capacity. If these two challenges can be managed, it helps provide the world with a way forward to live with Covid,” he said.

The company also reported that its Phase 2b clinical study in chronic Allergic Contact Dermatitis (ACD) reached an enrollment milestone during the quarter, and that enrollment in the study has returned to a pre-pandemic pace in recent months. Recruitment also continues for the EB05 study. The company plans to provide more detailed clinical updates for these development programs as they become available. “In the coming quarters we look forward to completing recruitment and presenting topline results for these lead product candidates,” said Dr. Nijhawan.

Edesa’s Chief Financial Officer Kathi Niffenegger said that the fiscal first quarter reflected increased development and regulatory activities for the company’s ongoing clinical programs. Results continued to benefit from reimbursements under the company’s government grant.

"Our fiscal first quarter results demonstrated the disciplined approach we are taking to deploying our working capital and the flexibility management has to align the timing of scale-up expenditures with clinical advancements and other important value inflection points," said Ms. Niffenegger.

Financial Results for the Three Months Ended December 31, 2021

Total operating expenses increased by $2.55 million to $5.16 million for the three months ended December 31, 2021 compared to $2.61 million for the same period last year:

•	Research and development expenses increased by $2.57 million to $3.95 million for the three months ended December 31, 2021 compared to $1.38 million for the same period last year primarily due to increased external research expenses related to the company’s ongoing clinical studies, increased investigational drug product expenses, higher salary and related personnel expenses due to increased headcount and higher patent fees, which were partially offset by a decrease in noncash share-based compensation.

1

•	General and administrative expenses decreased by $0.02 million to $1.21 million for the three months ended December 31, 2021 compared to $1.23 million for the same period last year primarily as a result of decreased noncash share-based compensation, which was partially offset by higher insurance, and legal and other professional service fees.

Total other income (loss) increased by $0.80 million to an overall gain of $0.78 million for the three months ended December 31, 2021 compared to an overall loss of $0.02 million for the prior year primarily due to increased grant income under the company’s federal reimbursement grant with the Canadian government’s Strategic Innovation Fund.

For the quarter ended December 31, 2021, Edesa reported a net loss of $4.38 million, or $0.33 per common share, compared to a net loss of $2.64 million, or $0.26 per common share, for the quarter ended December 31, 2020.

Working Capital

At December 31, 2021, Edesa had working capital of $8.14 million. Cash and cash equivalents totaled $5.88 million. Subsequent to the end of the fiscal first quarter, the company received gross proceeds of approximately $1.19 million from the issuance of common shares under an equity distribution agreement with RBC Capital Markets.

Calendar

Edesa management plans to participate in the BIO Europe Spring 2022 virtual conference scheduled for March 28-31, 2022. Members of the investment or biopharma community who are interested in meeting with management can schedule one-on-one calls through the conference website or by contacting Edesa at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on developing innovative treatments for inflammatory and immune-related diseases with clear unmet medical needs. The company’s two lead product candidates, EB05 and EB01, are in later stage clinical studies. EB05 is a monoclonal antibody therapy that Edesa is developing as a treatment for Acute Respiratory Distress Syndrome (ARDS). ARDS is a life-threatening form of respiratory failure, and the leading cause of death among Covid-19 patients. Edesa is also developing an sPLA2 inhibitor, designated as EB01, as a topical treatment for chronic allergic contact dermatitis (ACD), a common, potentially debilitating condition and occupational illness. By targeting sPLA2 with enzyme inhibitors – at the inception of inflammation rather than after inflammation has occurred – Edesa believes that drugs based on this technology could provide a powerful anti-inflammatory therapeutic strategy for treating diverse inflammatory/allergic conditions. The company is based in Markham, Ontario, Canada, with a U.S. subsidiary located in Southern California. Sign up for news alerts. Connect with us on Twitter and LinkedIn.

2

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s belief that promising EB05 results provide an opportunity for it to play a significant role in building a lasting solution to the pandemic; the company’s expectation that Covid-19 cases are going to continue to drive ARDS-related ICU admissions well beyond historical levels for the foreseeable future; the company’s belief that there’s a significant and urgent unmet medical need for critical care treatments and that EB05 could become an important part of reducing mortality and improving ICU capacity; the company’s plans to provide more detailed clinical updates for these development programs as they become available; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa’s operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa’s product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa’s ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises, such as Covid-19. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact
Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800 ext. 150
investors@edesabiotech.com

3

Condensed Interim Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	December 31, 2021	December 31, 2020

Expenses:
Research and development	3,951,046	1,379,654
General and administrative	1,210,677	1,234,148

Loss from operations	(5,161,723)	(2,613,802)

Other Income (Loss):
Reimbursement grant income	780,257	-
Other income (loss)	2,789	(23,810)

Net loss	(4,378,677)	(2,637,612)

Exchange differences on translation	31,849	103,427

Net comprehensive loss	$(4,346,828)	$(2,534,185)

Weighted average number of common shares	13,351,547	10,277,750

Loss per common share - basic and diluted	$(0.33)	$(0.26)

4

Condensed Interim Consolidated Balance Sheets

(Unaudited)

	December 31, 2021	September 30, 2021

Assets:
Cash and cash equivalents	$5,880,749	$7,839,259
Other current assets	4,011,043	4,251,472
Non-current asset	2,451,564	2,493,924

Total Assets	$12,343,356	$14,584,655

Liabilities and shareholders' equity:
Current liabilities	$1,746,867	$1,458,650
Non-current liabilities	47,244	67,714
Shareholders' equity	10,549,245	13,058,291

Total liabilities and shareholders' equity	$12,343,356	$14,584,655

5

Condensed Interim Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	December 31, 2021	December 31, 2020

Cash flows from operating activities:
Net loss	$(4,378,677)	$(2,637,612)
Adjustments for non-cash items	639,030	751,752
Change in working capital items	532,033	(1,124,669)

Net cash used in operating activities	(3,207,614)	(3,010,529)

Net cash used in investing activities	(3,140)	(1,135)

Net cash provided by financing activities	1,228,504	1,994,972

Effect of exchange rate changes on cash and cash equivalents	23,740	108,290

Net change in cash and cash equivalents	(1,958,510)	(908,402)
Cash and cash equivalents, beginning of period	7,839,259	7,213,695

Cash and cash equivalents, end of period	$5,880,749	$6,305,293

6